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3Com plans to file with the Securities and Exchange Commission and furnish to its stockholders a proxy statement in connection with the proposed merger.  The proxy statement will contain important information about the proposed merger and related matters.  Investors and stockholders are urged to read the proxy statement carefully when it becomes available.  Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by 3Com through the web site maintained by the SEC at www.sec.gov, and from 3Com by contacting Investor Relations by mail at 3Com Corporation, 350 Campus Drive, Marlborough, MA 01752-3064 Attention: Investor Relations, by telephone at 508-323-1198, or by going to 3Com’s Investor Information page on its corporate web site at www.3com.com (click on “Investor Information”, then on “SEC Filings”).

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Conference Call Transcript

HPQ - Hewlett-Packard to Acquire 3Com Conference Call

Event Date/Time: November 11, 2009 / 10:00PM  GMT

CORPORATE PARTICIPANTS

Jim Burns

Hewlett-Packard - VP, IR

Dave Donatelli

Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

CONFERENCE CALL PARTICIPANTS

Bill Shope

Credit Suisse - Analyst

Aaron Rakers

Stifel Nicolaus - Analyst

John Slack

Citigroup - Analyst

Brian Alexander

Raymond James - Analyst

Shannon Cross

Shannon Cross - Analyst

Bill Fearnley

FTN Equity Capital - Analyst

Rich Kugele

Needham - Analyst

Samuel Wilson

JMP Securities - Analyst

Jayson Noland

Robert Baird - Analyst

Lou Miscioscia

Brigantine Advisors - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Hewlett-Packard to acquire 3Com conference call. My name is Melanie, and I will be your coordinator today. (Operator Instructions). As a reminder, today’s call is being recorded for replay purposes. I would now like to turn the call over to Mr. Jim Burns, Vice President Investor Relations. Please proceed.

Jim Burns  - Hewlett-Packard - VP, IR

Thank you, Melanie. Good afternoon and thank you for attending this call on such short notice. We are very excited today to announce that Hewlett-Packard and 3Com have reached a definitive agreement for Hewlett-Packard to purchase 3Com at a price of $7.90 per share, giving the transaction a total enterprise value of $2.7 billion. After I give you a brief overview of the terms of the deal, Dave Donatelli, the Executive Vice President and General Manager of HP’s Enterprise Servers and Networking business, will discuss the strategic benefits of the transaction. We will then conduct a brief Q&A session.

Although we released preliminary Q4 results today, we will not be taking any questions that are not specifically related to the definitive agreement with 3Com.

Before we get into the details of this agreement, I wanted to let you know that this call is being webcast live, and a replay will be available shortly after the call for approximately one year. There is a slide presentation accompanying this call that is available on the HP Investor Relations website at HP.com.

Some information provided during this call may include forward-looking statements that are based on certain assumptions and are subject to a number of risks and uncertainties, and actual future results may vary materially.

In addition to the slides posted on HP’s Investor Relations website, information about the transaction, its participants and its risks is or will be included in the respective SEC filings of HP and 3Com.

Finally, I wanted to a knowledge that there are legal restrictions preventing Dave from managing our Storage business until January. Everything that he is going to discuss today is strictly about Servers and Networking because that is all he manages today at HP.

So if you go to page three of the slide deck, it includes a brief summary of the terms of the transaction. Out of the terms of the merger agreement, 3Com stockholders receive $7.90 for each share of 3Com common stock that they hold at the closing of the merger. The transaction is to be financed with existing cash. The acquisition is subject to customary closing conditions, including the receipt of domestic and foreign regulatory approvals and the approval of 3Com stockholders. The transaction is expected to close in the first calendar half of 2010.

And with that, I would like to turn the call over to Dave. Thank you.

Dave Donatelli  - Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Thanks, Jim, and hi, everybody. Thanks for joining us. We think today is a very exciting day for our customers and for our industry and a day, which really the networking industry is going to be completely transformed. I will be making my remarks and following the deck that is posted on the website. So for those following along, please turn to page four of the executive summary.

If you look at HP’s acquisition of 3Com, we think this is an incredibly exciting transaction for many reasons. First, it creates a new global networking leader in what is a $40 billion market opportunity. And that’s a market for us that is growing faster than many of the other markets we play in and offers a higher margin opportunity also than many of the other markets we play in today.

Second, this transaction will make HP number two in enterprise networking worldwide. So again, it gives us great critical mass overall in this very important space for us.

Number three, this deal enables HP to become a leader in one of the world’s fastest-growing and most strategic IT markets, China, by virtue of 3Com’s nearly 30% plus share of the China networking marketplace. The deal also combines HP’s strength from our ProCurve product line on the LAN Edge with 3Com’s strengths in core switching, routing and security. These combined solutions from HP and 3Com will also further accelerate our ability to deliver on our next generation data center infrastructure, what we call the HP Converged Infrastructure that we announced last week. We think this is an important technological underpinning of this strategy and this infrastructure on a go forward basis.

So let’s talk a little bit about what we are requiring here today. We looked around the entire industry at all the possibilities of what we combined in the networking space, and we are really, really excited with what we saw with 3Com.

First, they have what we consider to be best-in-class products. They are based on open industry standards, and they offer a ton of innovative technology. It broadens our entire capabilities. One of the biggest questions we’ve had from customers has been, hey, we like your Edge products, but we need you to be able to play across our entire networking infrastructure. And this acquisition enables us to do this, adding core switching, routing and security products to us.

3Com also possesses an incredible R&D center in China. There’s over 2400 highly skilled engineers that are going to enable us to continue to fuel innovation and offers a compelling total cost of ownership advantage. It enables us to combine their industry-leading products with our global reach of sales, services and distribution in order to bring these products to the entire global marketplace, moving out from just the China market again to the rest of the world.

And then finally, we are going to deliver upon exactly what our customers ask us. The ability to deliver a full spectrum of products from the edge of the network to the heart of the data center.

Now turning to the next page, when we did this acquisition, it is important to know that both companies are coming to this deal with great momentum in the marketplace. So on the top half of the slide, you will see how HP has been doing in the networking market since 2005.

According to industry observers, we have been the fastest-growing company in networking since 2005. We offer great price-performance leadership, and we have a great ecosystem of partners through our ProCurve ONE alliance.

3Com has been doing equally as well. They quickly established themselves as the leader in the China market and according to IDC have a 32% share of the ethernet switching market in China. They also possess what I term a 21st century global operating model -- the ability to design around the world and market their products everywhere. They offer what we call industry-leading solutions that are highly differentiated and most importantly are new. They were just introduced in May of this year, and they have many, many proven enterprise deployments. Taking a closer look at them, you will find that over 300 of the top 500 enterprises in China run their products today.

Now turning to the next page, you’ll find what I mean by expansion of our product set. So based on this momentum, we have had customer after customer come to us and say, we like what you are doing HP. Please do more for us. And I think the next two slides will really demonstrate what that is.

As I mentioned before, we have had great products on the edge of the network. So on the slide here you will see typical network configurations where you have the data center, a core configuration, an Edge configuration, you will have security around that and management. And with our ProCurve product today, we mainly played on the Edge. Our only really data center product was part of our Converged Infrastructure, our Virtual Connect product. Virtual Connect has been incredibly popular with over 2 million ports shipped in a way that is also transforming networks.

What really gets exciting, though, is when you start to see what happens when we then combine our ProCurve offering with 3Com’s offering. This is now on the next slide, slide seven. And what you see where we had many, many blanks across that page, you now see those blanks filled in. Everything from a complete data center offering, a core offering, an Edge offering, increased security capabilities that are industry-leading, and also important to note, backed up by incredible management. Their Intelligent Management Center is a true product that manages every single product you see on this page from 3Com with one piece of software. It gives them great ease-of-use for customers and incredible leverage in terms of engineering because they can write technology once and use it across all the various places.

So again, by this combination of HP and 3Com, when we say the ability to go from the edge to the heart of the data center, I think this picture demonstrates our capability in doing that.

So that gives us a breadth of coverage. What I also mentioned earlier on and what we are very excited about was the innovation and the product leadership that the 3Com products offered.

In May of this year they introduced an entire new product family, and this product family offers very significant advantages over what is available in the marketplace from others. It is the world’s most scalable and highest performing data center switch as an example. It leverages the common operating environment and open architecture, so it has the ability to play with an existing network that is already in place today. It offers unified management across the entire suite. Doubles the performance of other alternatives in the market, offers twice the density of competitive switches, uses a third less energy, and all this is delivered at a total lower total cost of ownership.

Now that’s what you see from the products announced, but this has also been backed up by many statements you see around the industry. So when this new line came out, many of the industry analysts also chimed in. And what you see on the quotes on now the next page, page nine, you start to see a lot of the favorable reviews that the 3Com technology received. First from Yankee Group, comments about the end-to-end management that they offer and the differentiation that that provides. Second from Gartner Group, talking about how they have completely rejuvenated the product offering from workgroup switching all the way through wireless LAN through high-capacity core switches. And then from IDC as well, saying that they have a range of marque clients won against top-notch vendors. But the industry analysts have looked at their technology and have said great things about them and given it a thumbs up.

Importantly, just as important, customers have voted with their wallets. And, as we mentioned, 300 of the 500 top enterprises in China run these products. The fourth and fifth largest banks in the world are customers. 70% of the government networks in China run these products. And the world eight busiest airport.

And then finally, as if that was not enough proof, we decided to do our own testing at HP before we went ahead with this acquisition. And I will tell you we bought these products to our IT organization and our enterprise services organization, and they were somewhat skeptical at the beginning. Then they started to test them, and they became actually our largest fans.

And, as you can see on slide 10 now, HP, as many of you know, is a 300,000 employee business that is a Fortune 9 company. And upon the closure of this acquisition, our plan is to run our entire networking infrastructure off the combination of our ProCurve offering and the 3Com products here. So whether you are talking about the technologies themselves, endorsement from industry analysts, customers buying them and placing them in some of the most critical networks in the world, or our own internal testing here at a Fortune 9 company, we are quite confident that not only with this acquisition do we get the breadth of technology to bring to market, we get industry-leading products that have been proven in the most critical environments in the world.

Now one single product or one single stack of technology does not really make a next generation datacenter. And that’s why it’s really important to understand that today’s acquisition and HP’s move further into the networking market is all part of our larger strategy around next generation data centers. It is something that we called the HP Converged Infrastructure. And here is where we see where servers and internal storage and management software and power and cooling and networking are now leaving what were individual stocks and are now being drawn all back together into one infrastructure. This infrastructure offers customers much more flexibility, ease of deployment, allows them to spend their IT dollars on innovation versus just running old legacy infrastructures.

So today’s acquisition is a key part in underscoring our Converged Infrastructure strategy and helps us accelerate our adoption of this strategy and accelerate our time to market here as well.

So, in summary, now on slide 12, we believe today’s acquisition totally transforms the enterprise networking marketplace. It provides HP with a comprehensive solution in networking from the edge to the heart of the data center. We are coupling 3Com’s next generation enterprise products with HP’s global distribution and services. In addition, we are adding a leading network security portfolio through their TippingPoint product brand, which I should say has been rated in the upper right of Gartner’s Magic Quadrant for the last four years and runs in over 30% of the Fortune 1000 globally. It accelerates HP’s Converged Infrastructure strategy, and I think most important we are offering customers a compelling alternative of a next generation architecture that enables them to simplify their networks, gives them unique innovative products from the core of their data center all the way out to the edge, and offers them best-in-class price and performance.

So with that, I would like to turn it over to Jim to start Q&A.

Jim Burns  - Hewlett-Packard - VP, IR

Great. Thanks. So why don’t we take our first question, please.

QUESTION AND ANSWER

Operator

(Operator Instructions). Bill Shope, Credit Suisse.

Bill Shope  - Credit Suisse - Analyst

Am I correct in assuming that the initial priority for the integration here will be growth over cost synergies? In that vein can you give us an initial read on the potential synergies here and also help us understand your expectation for dilution?

Dave Donatelli  - Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

I will start. I think very clearly here we bought this to grow, and there’s no two ways about that. We, of course, have to close the deal when go through integration. But the plan here is to grow the market and change what is occurring in the marketplace today. From a synergies perspective, we very much value the engineering capabilities of this company and all the go to market they have around the world. You will see typical synergies come up in things like G&A, which you have seen from prior acquisitions from HP, and you should expect it to play out along those lines.

Jim Burns  - Hewlett-Packard - VP, IR

Yes, and Bill, as far as the impact on your estimates, it will be slightly dilutive in year one but not significant. When we close the deal, we will obviously provide more input into that and how it affects our outlook.

Operator

Aaron Rakers, Stifel Nicolaus.

Aaron Rakers  - Stifel Nicolaus - Analyst

Congratulations on the acquisition. I guess I want to understand a little bit better your commentary that you have looked broad-based at other opportunities out in the networking market. Can you discuss that a little bit more at all? So provide me some thoughts with regard to fiber channels or ethernet how 3Com necessarily positioned you for that evolution in the converged data center?

Dave Donatelli  - Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Yes, so we will start it. I will just give you kind of a broad brush of how we look at the landscape here. And Dave obviously cannot talk anything beyond network or anything that has anything related to storage, too. But yes, we look broadly at opportunities. Our strategy as a company is to build things when appropriate, buy things when appropriate, and partner with people when it is appropriate. And you have seen that we have been doing that pretty regularly the last few years to make sure we’ve got the right goods that customers want for us here. And I will take -- I will hand it over to Dave here to maybe talk more specifically around the networking landscape.

Dave Donatelli  - Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Yes, so, on the networking side all I can say is we won’t name names, but we went out and looked at all the technologies in the marketplace. What we are really impressed by this company is, as I mentioned, new products. These products just came out. These products offer feature function benefit over what is available in the marketplace today. We think they have a long runway ahead of them in terms of other developments we can do to them, in terms of future upgrades. We think that is very, very compelling. And I think the other really important thing here is what they have been able to do in China.

First, they have an incredibly efficient development model in China that is a very large scale already, and they have had incredible success in gaining share in again what we think is going to be one of the most critical IT markets going forward.

And the final thing is, as I mentioned, is we tested these things ourselves, and they tested extremely well in our data centers. I was very frank about that. I think at first our data center folks were a little skeptical that we brought them in, and then they became our largest fans. So we are pretty happy with what -- (multiple speakers)

Aaron Rakers  — Stifel Nicolaus - Analyst

And there is no comment you can make around fiber channels or ethernet?

Jim Burns  — Hewlett-Packard - VP, IR

Dave really cannot get into anything related to — that has anything to do with storage networking at this point. He has got what 54 more days here, Dave, I think until he can do that. But we do have — we do know that the market is going to be heading in that direction, and we do have products that will be ready at the right time.

Operator

Richard Gardner, Citigroup.

John Slack  — Citigroup - Analyst

This is [John Slack] on the line for Rich. Maybe we could get a question in about the regulatory process. I know Bain and Huawei struggled buying 3Com due to national security concerns. Obviously HP does not have those issues. Is there any sort of China angle that needs approval here or any sort of approval process we should be thinking about?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Well, you know, as with any of these deals, we will go through whatever regulatory approval we need to in various countries, as well as trying to get approval from the shareholders, too, and you will have to stay tuned on that. But we’ve got a lot of experience in working through these deals, and this is obviously a very different situation than the previous deal that you mentioned before in terms of the dynamics involved in things do. So I would caution you about drawing a parallel there.

John Slack  — Citigroup - Analyst

Is there any fear that China could retaliate for having the US having blocked it before?

Jim Burns  — Hewlett-Packard - VP, IR

We will go through the process that we need to go through.

Operator

Brian Alexander, Raymond James.

Brian Alexander  — Raymond James - Analyst

I guess why has 3Com been so successful in China with the 30% plus market share and less successful in other markets, other parts of the world. How would you rank factors such as their enterprise portfolio breadth, their distribution channels, their brand or any other factors that you think are relevant that explain the limited exception of their products in other parts of the world?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

I think if you talk to them and in our discussions with them, you hear very consistently their challenge is having this scale in the go to market space. So the ability to show up in enough deals on a global basis is really what has held them back. The way they articulated their strategy was China out, which was they had a lot of strength in China. They wanted to then build upon that straight out to the rest of the world.

Of course, when you look at HP, we have huge global distribution both through distribution partners, as well as on a direct sales force basis. We obviously have a huge services presence. So again, that is why we think this is such a great marriage, is we are marrying what are great products with a great global distribution and services and partner arm to really bring these to market together.

Brian Alexander  — Raymond James - Analyst

Okay. Thank you. Just a follow-up for Jim. Jim, why is the transaction slightly dilutive? I realize it is not much, but dilutive at all in fiscal 2010. If 3Com was profitable in fiscal 2009, there are some cost synergy opportunities if the cast transaction rates are low. I noticed they have a sizable amount of amortization expense, and I’m not sure if HP is including that amortization or excluding it when you talk about it being dilutive on a non-GAAP basis. Because traditionally you excluded amortization from your own P&L.

Jim Burns  — Hewlett-Packard - VP, IR

Well, just to put it into context, Brian, like I said, I just decided that it’s not a significant level of dilution. We will have some charges that we will need to take. There will be deferred revenue write-downs that we will need to see as part of the deal, and that is probably the largest component of it.

Brian Alexander  — Raymond James - Analyst

Is there anyway you could give us a ballpark for EBITDA, which is probably a more relevant way to look at the contribution?

Jim Burns  — Hewlett-Packard - VP, IR

I would think — just think in terms of your estimates looking at probably a couple of cents in the first full year depending when the deal gets close.

Operator

Shannon Cross, Cross Research.

Shannon Cross  — Shannon Cross - Analyst

A question on sort of how should we judge success on this deal? What milestones should we look for? How should we look at basically the rollout across the HP distribution network, timing? How do we think about how quickly you can move forward with this?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Yes, so, obviously the first step is getting the deal approved. And then from there, it is growing the sales force here very rapidly is what we want to do.

As you are probably aware when you sell into the enterprise, you have to do a lot of things like proof of concept. Customers will want to test products before they actually go ahead and revenue them. All of our assumption that is planned have that kind of a sales process built into our ramp expectations.

I think over the longer period of time the way you’re going to want to measure this is market share gain.

Shannon Cross  — Shannon Cross - Analyst

Okay and then just a question. You have got over — not you — but 3Com has 300 of the top 500 enterprises in China. I’m curious as to how HP’s penetration is within those enterprises and the opportunity for you to actually cross-sell into China using the 3Com network?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

I think — well, we have our own strong business in China as well. So I think obviously there will be some overlap where we are already in the same accounts together. There will certainly be some accounts we are in that they are not in and vice versa. So we view all of that as upside.

Operator

Bill Fearnley, FTN Equity Capital.

Bill Fearnley  — FTN Equity Capital - Analyst

Two questions actually. On the R&D how important is the R&D skill set at 3Com to what you are already doing to ProCurve? Is there a lot that 3Com can bring to the ProCurve effort whereas the 3Com R&D advantage are pretty much just localized to the 3Com products? And I have a quick follow-up.

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Sure. I think there is a ton they can bring, and again this is a very highly skilled organization that is scaled, that is running in a very efficient geography, and the unification of our product set is I think going to be a really powerful part of this acquisition. One of the great things here is that there really is very, very little if any product overlap between the two groups.

So again, it is very complementary. They have a very scaled organization, and our intent is to bring out an offering that is seamless from end-to-end with them.

Bill Fearnley  — FTN Equity Capital - Analyst

Okay. Thanks. And then just a quick question on the sales force. Are you going to be growing the 3Com sales force, or are you going to be putting these products in the bags of your existing salesforce on the reseller base as well? How should we be thinking about scaling the sales effort here? Is it new hires, or is it giving it to folks that you are already partnered with and you already have in your sales teams?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

It is both. It is both. So to answer your question, Bill, it is both. So obviously they have sales resources in place. We have sales resources. We are going to grow those, and we are also going to offer this through our traditional selling channels and our traditional partners as well.

Operator

Rich Kugele, Needham.

Rich Kugele  — Needham - Analyst

Just one question for those of us who perhaps don’t directly cover networking as directly. Our understanding is that 3Com had been gradually fighting back to regain its enterprise reputation in recent quarters after having lost some status when it exited the enterprise several years ago. Can you give us any sense on whether you have been able to brief customers already under an NDA? If there have been any initial reactions on how HP can improve that reputation within the customer base?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Well, I think one of the beauties of HP is that we have one of the best known brands in the world. Our customers trust us. Our customers are looking for us to help them build their next generation data centers. So the fact that 3Com is now part of HP and has all the backing of HP on a global basis I think is quite strong.

In terms of customers, I will point to our internal IT organization. They are our own reference, if you will, and again, as I mentioned before, probably the biggest fans of the technology.

So what I will say since I have been here is every customer I speak to has asked us to do more networking. They are looking for that alternative. And again, it is taking a company with the trust of HP with the data center experience that HP has to really become that new networking player, and I think this deal enables us to do that.

Operator

Samuel Wilson, JMP Securities.

Samuel Wilson  — JMP Securities - Analyst

I apologize if you said this early on, but I just wanted to get a sense of brand. Is the plan to merge the brands, to have 3Com’s brand disappear and HP’s brand become preeminent? What is the plan there, please?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Anything around branding we will cover after the acquisition closes.

Operator

James Noland, Robert Baird.

Jayson Noland  — Robert Baird - Analyst

Dave, how much development is required to integrate 3Com and ProCurve?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Again very little. Because both — and this is I think very compelling here — both of us rely on open standards. So these are open products that can interoperate with any other product that is already available in someone’s network. And again, due to the fact that there is very little overlaps, these products complement themselves very well. So we are ready to go to market day one with the portfolio.

And then over time, of course, you will see us continue to offer even different ways to do networking. I mentioned our Virtual Connect product, and you will see more of that unified into this solution as well over time. But from day one, we can go.

Jayson Noland  — Robert Baird - Analyst

And could you talk a little bit about how important the service provider, telecom service provider opportunity would be here?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

I think if you look in this space, really what we are after is what I call regular customer enterprises and regular businesses versus more telco service providers.

Jim Burns  — Hewlett-Packard - VP, IR

Why don’t we take one more question, please, Melanie?

Operator

Lou Miscioscia, Brigantine Advisors.

Lou Miscioscia  — Brigantine Advisors - Analyst

Okay. Thank you. Could you maybe make a comment about your overall acquisition strategy in the sense when you did EDS you put some data on the balance sheet. You have been taking that down slowly, but obviously now you are doing another one. I guess in context maybe someone thought you might be trying to bulk up on the software side. So just your overall acquisition strategy, maybe how moving down the comp space compares to moving into software more aggressively?

Dave Donatelli  — Hewlett-Packard - EVP & General Manager, Enterprise Servers and Networking

Well, a lot loaded in that question, Lou. I mean the first one was really around the financial position. This has a very different different profile financially in terms of the financial digestibility and the impact on the balance sheet than the EDS one here, too. So we are going to pay for this in cash, and it really does not have a material effect at all in terms of our balance sheet or how we think about things going forward.

I guess to the rest of your question, like Dave said, we’re not going to get into specifics here. But I think you have seen that we have built a pretty good track record for buying good companies and integrating them successfully. We have bought over 30 just since Mark has been here in 2005, and we look at our portfolio now versus what we have then and not only like the portfolio better, but we have really built some really strong competencies in not only acquiring the right companies but integrating them. And integration is every bit as important as who you are buying.

So we will continue, I think as we said before, to practice our strategy of build, buy and partner. But to your earlier question, no, I really would not view this and the financial digestion of this being anywhere near the magnitude of the EDS transaction that we had done before.

Okay. So thank you all for your questions, and with that we will wrap up the call. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. That does conclude the presentation. You may now disconnect. Have a wonderful day.